Exhibit 99.1

January 24, 2022	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Fourth Quarter and

Annual Earnings of $1.14 and $5.46 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Year Ended December 31, 2021:

•	CECL Adoption: As previously disclosed, effective January 1, 2021, Great Southern Bancorp, Inc. (the Company) adopted the Current Expected Credit Loss (CECL) accounting standard. The Company’s financial statements for periods prior to January 1, 2021, were prepared under the incurred loss accounting standard. The adoption of the CECL accounting standard during the first quarter of 2021 required us to recognize a one-time cumulative adjustment to our allowance for credit losses and a liability for potential losses related to the unfunded portion of our loans and commitments in order to fully transition from the incurred loss model to the CECL model.
•	Significant Income and Expense Items: During the three months ended December 31, 2021, the Company recorded interest income of $1.6 million related to net deferred fee income accretion on Paycheck Protection Program (PPP) loans. Net fees are accreted over the loan term with remaining deferred fees recorded in interest income when the loans pay off by the borrower or by the Small Business Administration (SBA) when they are forgiven. All of the loans from the original round of PPP have been repaid by the SBA in accordance with the borrower forgiveness terms of the PPP. We expect more PPP loans from the most recent round of PPP will repay in full during the first quarter of 2022. At December 31, 2021, remaining net deferred fees related to PPP loans totaled $504,000. In addition, for the three months ended December 31, 2021, based upon the Company’s assumptions, estimates and CECL credit loss methodology, the Company recorded a negative provision for credit losses of $3.0 million related to its outstanding loans. This negative provision was mainly the result of declining outstanding loan balances, continued low levels of net charge-offs and an improving economic outlook. The Company also recorded a provision expense for unfunded commitments of $1.3 million. In addition, during the three months ended December 31, 2021, the Company expensed and paid $4.1 million in fees to consultants that were engaged to support the Company in its evaluation of core and ancillary software and information technology systems. The Company’s core systems software is provided by third parties. The consultant’s support included assisting the Company in identifying various software options, helping identify positive and negative attributes of those software options and assisting in negotiating contract terms and pricing. In December 2021, the Company entered into a new multi-year contract for these core and ancillary software services and these services are expected to commence in late 2023. The Company also expensed a $1.2 million contract termination fee for the Company’s current core system. This termination fee is included in net occupancy and equipment expense on the Consolidated Statements of Income.
•	Total Loans: Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $208.0 million, or 4.3%, during the three months ended December 31, 2021. This increase was primarily in construction loans, partially offset by decreases in other residential (multi-family) loans and commercial real estate loans. Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, decreased $2.0 million, or 0.04%, from December 31, 2020, to December 31, 2021. This decrease was primarily in other residential (multi-family) loans, commercial real estate loans, commercial business loans and consumer auto loans. This decrease was partially offset by increases in construction loans and single family real estate loans. The FDIC-assisted acquired loan portfolios decreased $24.5 million during the year ended December 31, 2021. Outstanding net loan receivable balances decreased $289.3 million, from $4.30 billion at December 31, 2020 to $4.01 billion at December 31, 2021.

•	Asset Quality: Non-performing assets and potential problem loans, including those acquired in FDIC-assisted transactions, totaled $8.0 million at December 31, 2021, a decrease of $3.7 million from $11.7 million at September 30, 2021 and a decrease of $6.0 million from $14.0 million at December 31, 2020. At December 31, 2021, non-performing assets, including those acquired in FDIC-assisted transactions, were $6.0 million (0.11% of total assets), a decrease of $1.9 million from $7.9 million (0.15% of total assets) at September 30, 2021 and a decrease of $2.1 million from $8.1 million (0.14% of total assets) at December 31, 2020. Excluding FDIC-assisted acquired assets, non-performing assets and potential problem loans totaled $4.8 million (0.09% of total assets) at December 31, 2021, and non-performing assets were $3.8 million (0.07% of total assets).
•	Net Interest Income: Net interest income for the fourth quarter of 2021 decreased $353,000 (or approximately 0.8%) to $44.2 million compared to $44.6 million for the fourth quarter of 2020. Net interest income was $44.9 million for the third quarter of 2021. Net interest margin was 3.37% for the quarter ended December 31, 2021, compared to 3.41% for the fourth quarter of 2020. The positive impact on net interest margin from the additional yield accretion on acquired loan pools was one basis point for the quarter ended December 31, 2021 and three basis points for the year ended December 31, 2021. Core net interest margin, which excludes the impact of the yield accretion, was 3.36% and 3.34% for the three months ended December 31, 2021 and 2020, respectively. For further discussion of the additional yield accretion of the discount on acquired loan pools, see “Net Interest Income.”
•	Capital: The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of December 31, 2021, the Company’s Tier 1 Leverage Ratio was 11.3%, Common Equity Tier 1 Capital Ratio was 12.9%, Tier 1 Capital Ratio was 13.4%, and Total Capital Ratio was 16.3%. In January 2022, the Company’s Board of Directors authorized the purchase of an additional one million shares of the Company’s common stock, resulting in a total of 1.2 million shares currently available in our stock repurchase authorization.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended December 31, 2021, were $1.14 per diluted common share ($15.3 million available to common shareholders) compared to $1.28 per diluted common share ($17.8 million available to common shareholders) for the three months ended December 31, 2020.

Preliminary earnings for the year ended December 31, 2021, were $5.46 per diluted common share ($74.6 million available to common shareholders) compared to $4.21 per diluted common share ($59.3 million available to common shareholders) for the year ended December 31, 2020.

For the quarter ended December 31, 2021, annualized return on average common equity was 9.74%, annualized return on average assets was 1.13%, and annualized net interest margin was 3.37%, compared to 11.27%, 1.31% and 3.41%, respectively, for the quarter ended December 31, 2020. For the year ended December 31, 2021, annualized return on average common equity was 11.89%, return on average assets was 1.36%, and annualized net interest margin was 3.37%, compared to 9.53%, 1.11% and 3.49%, respectively, for the year ended December 31, 2020.

Great Southern President and CEO Joseph W. Turner commented, “We ended 2021 in a strong financial position, providing good momentum as we enter 2022. Our strong results would not have been possible without our team’s commitment and resilience in taking care of our customers and each other during this challenging time. We understand that there’s continued economic and societal uncertainty in 2022, but we will remain focused on our customers’ needs and operate with a long-view mindset.

“In the fourth quarter of 2021, we earned $15.3 million ($1.14 per diluted common share), compared to $17.8 million ($1.28 per diluted common share) for the same period in 2020. The decrease in earnings was primarily driven by the one-time consultants’ fee and related contract termination fee totaling $5.3 million incurred in connection with the evaluation of our core and ancillary software and information technology systems. Earnings performance ratios were solid, with an annualized return on average assets of 1.13% and annualized return on average equity of 9.74%. Our net interest margin of 3.37% was relatively stable from the linked quarter and for the full year. Net interest income for the year 2021 was $177.9 million, up slightly from $177.1 million for 2020.

“During 2021, loan production and activity in our markets was quite vigorous, but we also were challenged by significant loan repayments resulting from customers refinancing or selling stabilized projects that collateralized loans or completing the process of debt forgiveness for PPP loans. Net outstanding loans decreased $289 million compared to net outstanding loans at December 31, 2020, with a $307 million decrease in our multi-family loan category. Our loan originations (funded and unfunded portions, excluding mortgages to be sold in the secondary market) totaled $2.0 billion in 2021. Our pipeline of loan commitments and unfunded loans remained strong at the end of the fourth quarter of 2021, increasing by $270 million from the end of the third quarter of 2021 and increasing $409 million from December 31, 2020. To support further commercial loan growth, the Company is considering the possibility of adding up to two new loan production offices in 2022. These offices would primarily follow the same business model as current loan production offices, which includes hiring a local and seasoned commercial lender.”

Turner added, “Credit quality metrics remained excellent during the fourth quarter. For the year 2021, we experienced net recoveries of $116,000. At December 31, 2021, excluding FDIC-assisted acquired assets, non-performing assets were $3.8 million, a decrease of $1.4 million from September 30, 2021. Non-performing assets to period-end assets were 0.11% at the end of the fourth quarter. Pandemic-related loan modifications totaled $1.2 million at the end of December 2021, down from $40 million at the end of September 2021 and $251 million at the end of December 2020. The balance at December 31, 2021, consisted entirely of consumer and mortgage loans.

“With our strong capital position and in our effort to enhance long-term shareholder value, the Company repurchased approximately 266,000 shares at an average price of $57.72 during the fourth quarter of 2021. For the full year 2021, stock repurchases totaled approximately 715,000 shares at an average price of $54.69. We currently have about 1.2 million shares available in our stock repurchase authorization.”

Paycheck Protection Program Loans

Great Southern has actively participated in the PPP through the SBA. The PPP has been met with very high demand throughout the country, resulting in a second round of funding in 2021 through an amendment to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act). In the first round of the PPP, we originated approximately 1,600 PPP loans, totaling approximately $121 million. As of December 31, 2021, SBA forgiveness has been approved and processed for all of these PPP loans.

On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act authorized the reopening of the PPP for eligible first-draw and second-draw borrowers which began on January 19, 2021, and had an original expiration date of March 31, 2021. On March 30, 2021, the PPP Extension Act of 2021 was signed, extending the PPP an additional two months to May 31, 2021, along with an additional 30-day period for the SBA to process applications that were still pending as of May 31, 2021. In the second round of the PPP, we funded approximately 1,650 PPP loans, totaling approximately $58 million. As of December 31, 2021, full forgiveness proceeds have been received from the SBA for 1,415 of these PPP loans, totaling approximately $48 million.

Great Southern received fees from the SBA for originating PPP loans based on the amount of each loan. At December 31, 2021, remaining net deferred fees related to PPP loans totaled $504,000. The fees, net of origination costs, are deferred in accordance with standard accounting practices and accreted to interest income on loans over the contractual life of each loan. These loans generally have a contractual maturity of up to five years from origination date, but may be repaid or forgiven (by the SBA) sooner. If these loans are repaid or forgiven prior to their contractual maturity date, the remaining deferred fee for such loans will be accreted to interest income immediately. We expect a significant portion of these remaining net deferred fees will accrete to interest income during the first quarter of 2022. In the three months and year ended December 31, 2021, Great Southern recorded approximately $1.6 million and $5.5 million, respectively, of net deferred fees in interest income on PPP loans.

Loan Modifications

At December 31, 2021, we had no remaining modified commercial loans and eight modified consumer and mortgage loans with an aggregate principal balance outstanding of $1.2 million. These balances have decreased from $232.4 million in commercial loans and $18.2 million in consumer and mortgage loans at December 31, 2020. The loan modifications were within the guidance provided by the CARES Act, the federal banking regulatory agencies, the Securities and Exchange Commission and the Financial Accounting Standards Board (FASB); therefore, they have not been considered troubled debt restructurings.

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net interest income	$44,225	$44,578	$177,921	$177,138
Provision (credit) for credit losses on loans and unfunded commitments	(1,723)	1,500	(5,761)	15,871
Non-interest income	9,198	9,957	38,317	35,050
Non-interest expense	35,784	31,076	127,635	123,225
Provision for income taxes	4,081	4,172	19,737	13,779
Net income and net income available to common shareholders	$15,281	$17,787	$74,627	$59,313

Earnings per diluted common share	$1.14	$1.28	$5.46	$4.21

NET INTEREST INCOME

Net interest income for the fourth quarter of 2021 decreased $353,000 to $44.2 million, compared to $44.6 million for the fourth quarter of 2020. Net interest margin was 3.37% in the fourth quarter of 2021, compared to 3.41% in the same period of 2020, a decrease of 4 basis points. For the three months ended December 31, 2021, net interest margin increased one basis point compared to the net interest margin of 3.36% in the three months ended September 30, 2021. In comparing the 2021 and 2020 fourth quarter periods, the average yield on loans decreased seven basis points while the average rate on interest-bearing deposits declined 35 basis points. The net interest margin in the 2021 period was constrained by changes in the asset mix, with average cash equivalents increasing $366 million and average investment securities increasing $26 million, while average loans decreased $388 million. Without this additional liquidity, which generated very little interest income, the net interest margin would have been 25 basis points higher. In addition, the yield accretion on FDIC-assisted acquired loans was six basis points less during the fourth quarter of 2021 compared to the fourth quarter of 2020. The average interest rate spread was 3.25% for the three months ended December 31, 2021, compared to 3.20% for the three months ended December 31, 2020 and 3.22% for the three months ended September 30, 2021. Also, the increase in interest cost from the subordinated notes issued in June 2020, net of the decrease in interest cost from the redemption of the subordinated notes issued in 2016, resulted in an increase in net interest income of $1.1 million in the three months ended December 31, 2021 compared to the three months ended December 31, 2020.

Net interest income for the year ended December 31, 2021 increased $783,000 to $177.9 million compared to $177.1 million for the year ended December 31, 2020. Net interest margin was 3.37% in the year ended December 31, 2021, compared to 3.49% in the year ended December 31, 2020, a decrease of 12 basis points. The decrease in the margin between the year ended December 31, 2021 and the year ended December 31, 2020, was primarily due to the same factors as discussed above for the comparison of the current year fourth quarter margin to the prior year fourth quarter margin, with average cash equivalents increasing $306 million and average investment securities increasing $22 million, while average loans decreased $125 million. Without this additional liquidity, the net interest margin would have been 20 basis points higher in the year ended December 31, 2021. In addition, the yield accretion on FDIC-assisted acquired loans was eight basis points lower during the year ended December 31, 2021 compared to the year ended December 31, 2020. The average interest rate spread was 3.22% for the year ended December 31, 2021, compared to 3.23% for the year ended December 31, 2020. Also, the increase in interest cost from the subordinated notes issued in June 2020, net of the decrease in interest cost from the redemption of the subordinated notes issued in 2016, resulted in a decrease in net interest income of $334,000 in the year ended December 31, 2021 compared to the year ended December 31, 2020.

Additionally, the Company’s net interest income included accretion of net deferred fees related to PPP loans originated in 2020 and 2021. The amount of net deferred fees recognized in interest income was $1.6 million in the three months ended December 31, 2021 compared to $1.6 million in the three months ended September 30, 2021 and $1.0 million in the three months ended December 31, 2020. The amount of net deferred fees recognized in interest income was $5.5 million and $2.0 million in the years ended December 31, 2021 and 2020, respectively. The amount of net deferred fees on PPP loans in 2021 was greater than 2020 due to loan forgiveness and repayments being received only during the six-month period ended December 31, 2020 compared to the entire twelve-month period during 2021.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $400 million with a contractual termination date in October 2025. As previously disclosed by the Company, on March 2, 2020, the Company and its swap counterparty mutually agreed to terminate this swap, effective immediately. The Company received a payment of $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued to date interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as Accumulated Other Comprehensive Income and is being accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded interest income related to the swap of $2.0 million and $2.0 million in the three months ended December 31, 2021 and 2020, respectively. The Company recorded interest income related to the swap of $8.1 million and $7.7 million in the years ended December 31, 2021 and 2020, respectively. The Company currently expects to have a sufficient amount of eligible variable rate loans to continue to accrete this interest income ratably in future periods. If this expectation changes and the amount of eligible variable rate loans decreases significantly, the Company may be required to recognize this interest income more rapidly.

Previously, the Company’s net interest income and margin have been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in its FDIC-assisted transactions. For each of the loan portfolios acquired, the cash flow estimates increased during the prior periods, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time). The remaining accretable yield adjustment that will affect interest income was $429,000 at December 31, 2021. We expect to recognize the remaining $429,000 of interest income during 2022. As previously noted, we adopted the new accounting standard related to accounting for credit losses as of January 1, 2021. With the adoption of this standard, there is no further reclassification of discounts from non-accretable to accretable subsequent to December 31, 2020.

The impact to income of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	December 31, 2021		December 31, 2020
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$178	1 bp	$942	7 bps

	Year Ended
	December 31, 2021		December 31, 2020
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$1,576	3 bps	$5,574	11 bps

For the three months ended December 31, 2021, core net interest margin, which excludes the impact of the additional yield accretion, was 3.36%. This was an increase of two basis points when compared to the core net interest margin of 3.34% for the three months ended December 31, 2020. For the year ended December 31, 2021, core net interest margin was 3.34%. This was a decrease of four basis points when compared to the core net interest margin of 3.38% for the year ended December 31, 2020.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended December 31, 2021, non-interest income decreased $759,000 to $9.2 million when compared to the quarter ended December 31, 2020, primarily as a result of the following items:

•	Net gains on loan sales: Net gains on loan sales decreased $960,000 compared to the prior year quarter. The decrease was due to a decrease in originations of fixed-rate single-family mortgage loans during the 2021 period compared to the 2020 period. Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. These loan originations increased substantially when market interest rates decreased to historically low levels in 2020. As a result of the significant volume of refinance activity in recent periods, and as market interest rates have moved a bit higher in the fourth quarter of 2021, mortgage refinance volume has decreased and loan originations and related gains on sales of these loans have returned to levels similar to historic averages.
•	Other Income: Other income decreased $576,000 compared to the prior year period. In the 2020 period, the Company recognized approximately $298,000 of fee income related to newly-originated interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties, with fewer of these transactions and related fee income generated in the current period.
•	Point-of-sale and ATM fees: Point-of-sale and ATM fees increased $662,000 compared to the prior year period. This increase was primarily due to a reduction in customer usage in the fourth quarter of 2020 as the COVID-19 pandemic caused many businesses to close or limit access for a period of time. In the quarter ended December 31, 2021, debit card and ATM usage by customers was back to normal levels, and in some cases, increased levels of activity.

For the year ended December 31, 2021, non-interest income increased $3.3 million to $38.3 million when compared to the year ended December 31, 2020, primarily as a result of the following items:

•	Point-of-sale and ATM fees: Point-of-sale and ATM fees increased $2.8 million compared to the prior year. This increase was due to the same conditions as noted above.
•	Net gains on loan sales: Net gains on loan sales increased $1.4 million compared to the prior year. The increase was due to an increase in originations of fixed-rate single-family mortgage loans during 2021 compared to 2020. As noted above, these loan originations increased substantially when market interest rates decreased to historically low levels in the latter half of 2020 and the first half of 2021.
•	Gain (loss) on derivative interest rate products: In 2021, the Company recognized a gain of $312,000 on the change in fair value of its back-to-back interest rate swaps related to commercial loans. In 2020, the Company recognized a loss of $264,000 on the change in fair value of its back-to-back interest rate swaps related to commercial loans. Generally, as market interest rates increase, this creates a net increase in the fair value of these instruments. As market rates decrease, the opposite tends to occur. This is a non-cash item as there was no required settlement of this amount between the Company and its swap counterparties.
•	Other income: Other income decreased $2.0 million compared to the prior year. In 2020, the Company recognized approximately $1.5 million of fee income related to newly-originated interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties, with fewer of these transactions and related fee income generated in the current period.

NON-INTEREST EXPENSE

For the quarter ended December 31, 2021, non-interest expense increased $4.7 million to $35.8 million when compared to the quarter ended December 31, 2020, primarily as a result of the following item:

•	Legal, Audit and Other Professional Fees: Legal, audit and other professional fees increased $4.2 million from the prior year quarter, to $4.7 million. As indicated above, under “Significant Income and Expense Items,” in the 2021 period, the Company expensed and paid $4.1 million in fees to consultants that were engaged to support the Company in its evaluation of core and ancillary software and information technology systems.
•	Net Occupancy and Equipment Expense: Net occupancy and equipment expense increased $1.2 million from the prior year quarter, to $8.2 million. As indicated above, under “Significant Income and Expense Items,” in the 2021 period, the Company expensed a $1.2 million contract termination fee related to the Company’s current core software and information technology system.
•	Expense on other real estate owned and repossessions: Expense on other real estate owned and repossessions decreased $924,000 compared to the prior year period primarily due to sales of most foreclosed assets and a smaller amount of repossessed automobiles in the current period, plus higher valuation write-downs of certain foreclosed assets during the prior year period. During the 2020 period, sales and valuation write-downs of certain foreclosed assets totaled approximately $839,000.

For the year ended December 31, 2021, non-interest expense increased $3.2 million to $126.4 million when compared to the year ended December 31, 2020, primarily as a result of the following items:

•	Legal, Audit and Other Professional Fees: Legal, audit and other professional fees increased $4.2 million from the prior year, to $6.6 million for the same reason mentioned above.
•	Net Occupancy and Equipment Expense: Net occupancy and equipment expense increased $1.6 million from the prior year, to $29.2 million for the same reason mentioned above.
•	Insurance: Insurance expense increased $656,000 compared to the prior year. This increase was primarily due to an increase in FDIC deposit insurance premiums. In 2020, the Company had a $482,000 credit with the FDIC for a portion of premiums previously paid to the deposit insurance fund. The remaining deposit insurance fund credit was utilized in 2020 in addition to $870,000 in premiums being due for the year ended December 31, 2020, while the premium expense was $1.4 million for the year ended December 31, 2021.
•	Expense on other real estate owned and repossessions: Expense on other real estate owned and repossessions decreased $1.4 million compared to the prior year primarily due to sales of most foreclosed assets and a smaller amount of repossessed automobiles in the current year, plus higher valuation write-downs of certain foreclosed assets during the prior year. During 2020, sales and valuation write-downs of certain foreclosed assets totaled a net expense of $963,000, while sales and valuation write-downs in 2021 totaled a net gain of $7,000.
•	Salaries and employee benefits: Salaries and employee benefits decreased $520,000 in the year ended December 31, 2021 compared to the prior year. In 2020, the Company approved two special cash bonuses to all employees totaling $2.2 million in response to the COVID-19 pandemic. Such bonuses were not repeated in the year ended December 31, 2021.

The Company’s efficiency ratio for the quarter ended December 31, 2021, was 66.98% compared to 56.98% for the same quarter in 2020. The efficiency ratio for the year ended December 31, 2021, was 59.03% compared to 58.07% for 2020. In the three-months and year ended December 31, 2021, the higher efficiency ratios were primarily due to an increase in non-interest expense (primarily from the significant IT consulting expense and related contract termination liability incurred in December 2021). Excluding this consulting expense and contract termination liability, the Company’s efficiency ratio was 57.03% in the quarter ended December 31, 2021, and 56.57% in the year ended December 31, 2021. Including this increase in non-interest expense, the Company’s ratio of non-interest expense to average assets was 2.64% and 2.30% for the three months and year ended December 31, 2021, respectively, compared to 2.32% and 2.31% for the three months and year ended December 31, 2020. Average assets for the three months ended December 31, 2021, decreased $10.5 million, or 0.2%, compared to the three months ended December 31, 2020, primarily due to a decrease in net loans receivable, partially offset by increases in investment securities and interest bearing cash equivalents. Average assets for the year ended December 31, 2021, increased $178.9 million, or 3.4%, compared to the year ended December 31, 2020, primarily due to increases in investment securities and interest bearing cash equivalents, partially offset by a decrease in net loans receivable.

INCOME TAXES

For the three months ended December 31, 2021 and 2020, the Company's effective tax rate was 21.1% and 19.0%, respectively. For the years ended December 31, 2021 and 2020, the Company's effective tax rate was 20.9% and 18.9%, respectively. These effective rates were at or below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. In 2020, the Company’s state income tax expenses were higher than normal in various states due to the recognition of income for tax purposes related to the gain recognized on the termination of the interest rate swap. State tax expense estimates have evolved throughout 2021 as taxable income and apportionment between states have been analyzed. The Company's effective income tax rate is currently generally expected to remain near the statutory federal tax rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) will be approximately 20.5% to 21.5% in future periods.

CAPITAL

As of December 31, 2021, total stockholders’ equity and common stockholders’ equity were each $616.8 million (11.3% of total assets), equivalent to a book value of $46.98 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2020, were each $629.7 million (11.4% of total assets), equivalent to a book value of $45.79 per common share. At December 31, 2021, the Company’s tangible common equity to tangible assets ratio was 11.2%, compared to 11.3% at December 31, 2020. Included in stockholders’ equity at December 31, 2021 and December 31, 2020, were unrealized gains (net of taxes) on the Company’s available-for-sale investment securities totaling $9.1 million and $23.3 million, respectively. This decrease in unrealized gains during 2021 primarily resulted from increasing market interest rates during the year, which decreased the fair value of investment securities.

Also included in stockholders’ equity at December 31, 2021, were realized gains (net of taxes) on the Company’s cash flow hedge (interest rate swap), which was terminated in March 2020, totaling $23.6 million. This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025. At December 31, 2021, the remaining pre-tax amount to be recorded in interest income was $30.6 million. The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

On a preliminary basis, as of December 31, 2021, the Company’s Tier 1 Leverage Ratio was 11.3%, Common Equity Tier 1 Capital Ratio was 12.9%, Tier 1 Capital Ratio was 13.4%, and Total Capital Ratio was 16.3%. On December 31, 2021, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 11.9%, Common Equity Tier 1 Capital Ratio was 14.1%, Tier 1 Capital Ratio was 14.1%, and Total Capital Ratio was 15.4%.

On August 15, 2021, the Company redeemed all of its outstanding 5.25% fixed-to-floating rate subordinated notes due August 15, 2026, with an aggregate principal balance of $75 million. The total redemption price was 100% of the aggregate principal balance of the subordinated notes plus accrued and unpaid interest. The Company utilized excess cash on hand for the redemption payment.

In January 2022, the Company’s Board of Directors authorized the purchase of an additional one million shares of the Company’s common stock, resulting in a total of 1.2 million shares currently available in our stock repurchase authorization.

During the three months ended December 31, 2021, the Company repurchased 265,959 shares of its common stock at an average price of $57.72 and declared a regular quarterly cash dividend of $0.36 per common share, which reduced stockholders’ equity. During the year ended December 31, 2021, the Company repurchased 715,397 shares of its common stock at an average price of $54.69 and declared regular cash dividends of $1.40 per common share.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $208.0 million, or 4.3%, during the three months ended December 31, 2021. Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, decreased $2.0 million, or 0.04%, from $5.13 billion at December 31, 2020, to $5.12 billion at December 31, 2021. This decrease was primarily in other residential (multi-family) loans ($325 million decrease), commercial real estate loans ($74 million decrease), commercial business loans ($44 million decrease) and consumer auto loans ($37 million decrease). The decrease in commercial business loans was primarily the result of repayment of PPP loans and no new PPP loan originations after June 30, 2021. These decreases were offset by increases in construction loans ($427 million increase) and single family real estate loans ($54 million increase). The FDIC-assisted acquired loan portfolios had net decreases totaling $5.4 million and $24.5 million during the three months and year ended December 31, 2021, respectively. Outstanding net loan receivable balances decreased $289.3 million, from $4.30 billion at December 31, 2020 to $4.01 billion at December 31, 2021. For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2019
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$175,682	$173,758	$173,644	$170,353	$164,480	$155,831
Secured by real estate (not one- to four-family)	23,752	23,870	20,269	25,754	22,273	19,512
Not secured by real estate - commercial business	91,786	76,885	75,476	71,132	77,411	83,782

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	74,501	68,441	63,471	52,653	42,162	48,213
Secured by real estate (not one-to four-family)	1,092,029	866,185	847,486	812,111	823,106	798,810

Loan commitments not closed
Secured by real estate (one-to four-family)	53,529	62,096	66,037	93,229	85,917	69,295
Secured by real estate (not one-to four-family)	146,826	126,815	55,216	50,883	45,860	92,434
Not secured by real estate - commercial business	12,920	3,000	—	3,119	699	—

	$1,671,025	$1,401,050	$1,301,599	$1,279,234	$1,261,908	$1,267,877

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, effective January 1, 2021. The CECL methodology replaces the incurred loss methodology with a lifetime “expected credit loss” measurement objective for loans, held-to-maturity debt securities and other receivables measured at amortized cost at the time the financial asset is originated or acquired. This standard requires the consideration of historical loss experience and current conditions adjusted for reasonable and supportable economic forecasts. Our 2020 financial statements were prepared under the incurred loss methodology standard. Upon adoption of the CECL accounting standard, we increased the balance of our allowance for credit losses related to outstanding loans by $11.6 million and created a liability for potential losses related to the unfunded portion of our loans and commitments of approximately $8.7 million. The after-tax effect reduced our retained earnings by approximately $14.2 million. The adjustment was based upon the Company’s analysis of then-current conditions, assumptions and economic forecasts at January 1, 2021.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environmental conditions, such as changes in the national unemployment rate, commercial real estate price index, housing price index and national retail sales index.

Worsening economic conditions from the COVID-19 pandemic, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of problem loans and potential problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

During the quarter ended December 31, 2021, the Company recorded a negative provision expense of $3.0 million on its portfolio of outstanding loans, compared to a $1.5 million provision expense recorded for the quarter ended December 31, 2020. During the year ended December 31, 2021, the Company recorded a negative provision expense of $6.7 million on its portfolio of outstanding loans, compared to a $15.9 million provision expense recorded for the year ended December 31, 2020. Total net recoveries were $125,000 and $5,000 for the three months ended December 31, 2021 and 2020, respectively. Total net charge-offs (recoveries) were $(116,000) and $422,000 for the year ended December 31, 2021 and 2020, respectively. The provision for losses on unfunded commitments for the three months ended December 31, 2021 was $1.3 million and was $939,000 for the year ended December 31, 2021. General market conditions and unique circumstances related to specific industries and individual projects contributed to the level of provisions and charge-offs. In 2020, due to the COVID-19 pandemic and its effects on the overall economy and unemployment, the Company increased its provision for credit losses and increased its allowance for credit losses, even though actual realized net charge-offs were very low.

The Bank’s allowance for credit losses as a percentage of total loans was 1.49%, 1.32% and 1.56% at December 31, 2021, December 31, 2020 and September 30, 2021, respectively. Prior to January 1, 2021, the ratio excluded the FDIC-assisted acquired loans. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at December 31, 2021, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If challenging economic conditions were to last longer than anticipated or deteriorate further or management’s assessment of the loan portfolio were to change, additional loan loss provisions could be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

Prior to adoption of the CECL accounting standard on January 1, 2021, FDIC-assisted acquired non-performing assets, including foreclosed assets and potential problem loans, were not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets. These assets were initially recorded at their estimated fair values as of their acquisition dates and accounted for in pools. The loan pools were analyzed rather than the individual loans. The performance of the loan pools acquired in each of the Company’s five FDIC-assisted transactions has been better than expectations as of the acquisition dates. In the tables below, FDIC-assisted acquired assets are included in their particular collateral categories and then the total FDIC-assisted acquired assets are subtracted from the total balances.

At December 31, 2021, non-performing assets, excluding all FDIC-assisted acquired assets, were $3.8 million, a decrease of $43,000 from $3.8 million at December 31, 2020, and a decrease of $1.4 million from $5.2 million at September 30, 2021. Non-performing assets, excluding all FDIC-assisted acquired assets, as a percentage of total assets were 0.07% at both December 31, 2021 and December 31, 2020 and 0.10% at September 30, 2021. As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Compared to December 31, 2020 and September 30, 2021, and excluding all FDIC-assisted acquired loans, non-performing loans increased $644,000 and decreased $1.4 million, respectively, to $3.7 million at December 31, 2021, and foreclosed and repossessed assets decreased $687,000 and $62,000, respectively, to $90,000 at December 31, 2021. Including all FDIC-assisted acquired loans, when compared to December 31, 2020 and September 30, 2021, non-performing loans decreased $1.5 million and $1.6 million, respectively, to $5.4 million at December 31, 2021, and foreclosed and repossessed assets decreased $635,000 and $369,000, respectively, to $588,000 at December 31, 2021. Non-performing one- to four-family residential loans comprised $2.2 million, or 40.9%, of the total non-performing loans at December 31, 2021, a decrease of $789,000 from September 30, 2021. The majority of the non-performing FDIC-assisted acquired loans are in the one- to four-family category. Non-performing commercial real estate loans comprised $2.0 million, or 37.0%, of the total non-performing loans at December 31, 2021, a decrease of $592,000 from September 30, 2021. Non-performing consumer loans comprised $733,000, or 13.5%, of the total non-performing loans at December 31, 2021, a decrease of $66,000 from September 30, 2021. Non-performing construction and land development loans comprised $468,000, or 8.6%, of the total non-performing loans at both December 31, 2021 and September 30, 2021.

Compared to December 31, 2020 and September 30, 2021, and excluding all FDIC-assisted acquired loans, potential problem loans decreased $3.3 million and $1.8 million, respectively, to $976,000 at December 31, 2021. Due to the impact on economic conditions from COVID-19, it is possible that we could experience an increase in potential problem loans in 2022. As noted, we experienced an increased level of loan modifications in late March through June 2020; however, total loan modifications were much lower at December 31, 2020, and decreased further at December 31, 2021. In accordance with the CARES Act and guidance from the banking regulatory agencies, we made certain short-term modifications to loan terms to help our customers navigate through the current pandemic situation. Although loan modifications were made, they did not automatically result in these loans being classified as troubled debt restructurings, potential problem loans or non-performing loans. If more severe or lengthier negative impacts of the COVID-19 pandemic occur or the effects of the SBA loan programs and other loan and stimulus programs do not enable companies and individuals to completely recover financially, this could result in additional and/or longer-term modifications, which may be deemed to be troubled debt restructurings, additional potential problem loans and/or additional non-performing loans. Further actions on our part, including additions to the allowance for credit losses, could result.

Activity in the non-performing loans categories during the quarter ended December 31, 2021, was as follows:

	Beginning Balance, October 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, December 31
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	468	—	—	—	—	—	—	468
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	3,005	123	(360)	—	—	(7)	(545)	2,216
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	2,598	2,006	(242)	—	—	—	(2,356)	2,006
Commercial business	111	—	—	—	—	—	(111)	—
Consumer	799	9	—	—	(14)	(7)	(54)	733
Total non-performing loans	6,981	2,138	(602)	—	(14)	(14)	(3,066)	5,423
Less: FDIC-assisted acquired loans	1,938	59	(216)	—	—	—	(45)	1,736

Total non-performing loans net of FDIC-assisted acquired loans	$5,043	$2,079	$(386)	$—	$(14)	$(14)	$(3,021)	$3,687

At December 31, 2021, the non-performing one- to four-family residential category included 40 loans, five of which were added during the current quarter. The largest relationship in the category totaled $326,000, or 14.7% of the total category. The non-performing commercial real estate category included two loans, both of which were added during the current quarter. The largest relationship in the category, which totaled $1.7 million, or 86.0% of the total category, was transferred from potential problems during the fourth quarter of 2021, and is collateralized by a mixed use commercial retail building. The previous largest non-performing commercial real estate relationship ($2.4 million) was paid off in the three months ended December 31, 2021. The non-performing consumer category included 30 loans, two of which were added during the current quarter. The non-performing land development category consisted of one loan added during the first quarter of 2021, which totaled $468,000 and is collateralized by unimproved zoned vacant ground in southern Illinois.

Activity in the potential problem loans category during the quarter ended December 31, 2021, was as follows:

	Beginning Balance, October 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, December 31
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	16	—	—	—	—	—	(1)	15
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,461	—	—	—	—	—	(29)	1,432
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	1,941	—	—	(1,726)	—	—	(5)	210
Commercial business	—	—	—	—	—	—	—	—
Consumer	377	24	—	—	(21)	(30)	(27)	323
Total potential problem loans	3,795	24	—	(1,726)	(21)	(30)	(62)	1,980
Less: FDIC-assisted acquired loans	1,023	—	—	—	—	—	(19)	1,004

Total potential problem loans net of FDIC-assisted acquired loans	$2,772	$24	$—	$(1,726)	$(21)	$(30)	$(43)	$976

At December 31, 2021, the commercial real estate category of potential problem loans included one loan, which was added in a previous period. The one- to four-family residential category of potential problem loans included 25 loans, none of which were added during the current quarter. The largest relationship in this category totaled $171,000, or 12.0% of the total category. The consumer category of potential problem loans included 27 loans, five of which were added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended December 31, 2021, excluding $1.5 million in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, October 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, December 31
	(In thousands)
One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	432	—	—	—	(117)	315
Commercial construction	—	—	—	—	—	—
One- to four-family residential	183	—	—	—	—	183
Other residential	—	—	—	—	—	—
Commercial real estate	190	2	(192)	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	152	148	(210)	—	—	90
Total foreclosed assets and repossessions	957	150	(402)	—	(117)	588
Less: FDIC-assisted acquired assets	805	2	(192)	—	(117)	498

Total foreclosed assets and repossessions net of FDIC-assisted acquired assets	$152	$148	$(210)	$—	$—	$90

At December 31, 2021, the land development category of foreclosed assets consisted of one property in central Iowa (this was an FDIC-assisted acquired asset), which was added prior to 2021. The one- to four-family residential category of foreclosed assets consisted of two properties (both of which were FDIC-assisted acquired assets), both of which were added during the three months ended March 31, 2021. The commercial real estate category of foreclosed assets previously consisted of one property in central Iowa (this was an FDIC-assisted acquired asset), that was sold during the current quarter. The amount of additions and sales in the consumer category are due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process.

BUSINESS INITIATIVES

Great Southern is actively monitoring and responding to the effects of the COVID-19 pandemic, including the administration of vaccines in our local markets. As always, the health, safety and well-being of our customers, associates and communities, while maintaining uninterrupted service, are the Company’s top priorities. Centers for Disease Control and Prevention (CDC) guidelines, as well as directives from federal, state and local officials, are being closely followed to make informed operational decisions.

The Company’s banking center network continues to evolve. After a thorough evaluation, in November 2021, the Company consolidated one banking center in the St. Louis region. The Westfall Plaza banking center located at 8013 W. Florissant was consolidated into a nearby Great Southern office at 10385 W. Florissant, less than three miles away. The Company operates 18 banking centers serving the greater St. Louis area.

During 2022, the high-performing banking center in Kimberling City, Missouri, will be replaced with a newly constructed building on the same property at 14309 Highway 13. Customers will be served in a temporary building on the property during construction. The new office is expected to open in the fourth quarter of 2022. Including this office, the Company operates three banking centers in the Branson Tri-Lakes area of southwest Missouri.

The Company will host a conference call on Tuesday, January 25, 2022, at 2:00 p.m. Central Time to discuss fourth quarter and full year 2021 preliminary earnings. Individuals interested in listening to the conference call may dial 1.833.832.5121 and enter the passcode 3989279. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 93 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Chicago, Dallas, Denver, Omaha, Neb., and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the SEC, in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements. The novel coronavirus disease, or COVID-19, pandemic has adversely affected the Company, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on the Company’s business, financial position, results of operations, liquidity, and prospects is uncertain. While general business and economic conditions have recently improved, increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect the Company’s revenues and the values of its assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to, COVID-19, could affect the Company in substantial and unpredictable ways.

Other factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (v) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (vi) the Company's ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (ix) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (x) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and its implementing regulations, the overdraft protection regulations and customers' responses thereto and the Tax Cut and Jobs Act; (xi) changes in accounting policies and practices or accounting standards; (xii) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xiii) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xiv) costs and effects of litigation, including settlements and judgments; (xv) competition; (xvi) uncertainty regarding the future of LIBOR and potential replacement indexes; and (xvii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three months and years ended December 31, 2021 and 2020, and the three months ended September 30, 2021, are not necessarily indicative of the results of operations which may be expected for any future period.

	December 31,	December 31,
	2021	2020
Selected Financial Condition Data:	(In thousands)

Total assets	$5,449,944	$5,526,420
Loans receivable, gross	4,077,553	4,361,807
Allowance for credit losses	60,754	55,743
Other real estate owned, net	2,087	1,877
Available-for-sale securities, at fair value	501,032	414,933
Deposits	4,552,101	4,516,903
Total borrowings	238,713	339,863
Total common stockholders’ equity	616,752	629,741
Non-performing assets, excluding FDIC-assisted acquired assets	3,777	3,820
Non-performing FDIC-assisted acquired assets	2,234	4,289

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2021	2020	2021	2020	2021
	(In thousands)
Selected Operating Data:
Interest income	$47,948	$52,619	$198,673	$217,703	$49,640
Interest expense	3,723	8,041	20,752	40,565	4,717
Net interest income	44,225	44,578	177,921	177,138	44,923
Provision (credit) for credit losses on loans and unfunded commitments	(1,723)	1,500	(5,761)	15,871	(2,357)
Non-interest income	9,198	9,957	38,317	35,050	9,798
Non-interest expense	35,784	31,076	127,635	123,225	31,339
Provision for income taxes	4,081	4,172	19,737	13,779	5,375
Net income and net income available to common shareholders	$15,281	$17,787	$74,627	$59,313	$20,364

	At or For the Three Months Ended		At or For the Year Ended		At or For the Three Months Ended
	December 31,		December 31,		September 30,
	2021	2020	2021	2020	2021
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.14	$1.28	$5.46	$4.21	$1.49
Book value	$46.98	$45.79	$46.98	$45.79	$46.73

Earnings Performance Ratios:
Annualized return on average assets	1.13%	1.31%	1.36%	1.11%	1.47%
Annualized return on average common stockholders’ equity	9.74%	11.27%	11.89%	9.53%	12.82%
Net interest margin	3.37%	3.41%	3.37%	3.49%	3.36%
Average interest rate spread	3.25%	3.20%	3.22%	3.23%	3.22%
Efficiency ratio	66.98%	56.98%	59.03%	58.07%	57.27%
Non-interest expense to average total assets	2.64%	2.29%	2.32%	2.31%	2.27%

Asset Quality Ratios:
Allowance for credit losses to period-end loans (1)	1.49%	1.32%	1.49%	1.32%	1.56%
Non-performing assets to period-end assets (1)	0.11%	0.07%	0.11%	0.07%	0.15%
Non-performing loans to period-end loans (1)	0.13%	0.07%	0.13%	0.07%	0.17%
Annualized net charge-offs to average loans	0.00%	0.00%	0.00%	0.01%	0.00%

(1)        Prior to January 1, 2021, these ratios excluded the FDIC-assisted acquired loans.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	December 31, 2021	December 31, 2020	September 30, 2021

Assets
Cash	$90,008	$92,403	$89,263
Interest-bearing deposits in other financial institutions	627,259	471,326	679,929
Cash and cash equivalents	717,267	563,729	769,192

Available-for-sale securities	501,032	414,933	432,938
Mortgage loans held for sale	8,735	17,780	10,809
Loans receivable (1), net of allowance for credit losses of $60,754 – December 2021; $55,743 – December 2020; $63,629 – September 2021	4,007,500	4,296,804	4,025,686
Interest receivable	10,705	12,793	11,290
Prepaid expenses and other assets	45,176	58,889	43,120
Other real estate owned and repossessions (2), net	2,087	1,877	1,242
Premises and equipment, net	132,733	139,170	134,813
Goodwill and other intangible assets	6,081	6,944	6,239
Federal Home Loan Bank stock and other interest earning assets	6,655	9,806	6,655
Current and deferred income taxes	11,973	3,695	9,851

Total Assets	$5,449,944	$5,526,420	$5,451,835

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,552,101	$4,516,903	$4,510,196
Securities sold under reverse repurchase agreements with customers	137,116	164,174	167,295
Short-term borrowings	1,839	1,518	1,673
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	73,984	148,397	73,910
Accrued interest payable	646	2,594	1,730
Advances from borrowers for taxes and insurance	6,147	7,536	8,896
Accounts payable and accrued expenses	25,956	29,783	29,368
Liability for unfunded commitments	9,629	—	8,352
Total Liabilities	4,833,192	4,896,679	4,827,194

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding December 2021, December 2020 and September 2021 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2021 – 13,128,493 shares; December 2020 – 13,752,605 shares; September 2021 – 13,366,737 shares	131	138	134
Additional paid-in capital	38,314	35,004	37,468
Retained earnings	545,548	541,448	549,800
Accumulated other comprehensive gain	32,759	53,151	37,239
Total Stockholders’ Equity	616,752	629,741	624,641

Total Liabilities and Stockholders’ Equity	$5,449,944	$5,526,420	$5,451,835

(1)	At December 31, 2021, December 31, 2020 and September 30, 2021, includes loans totaling $74.2 million, $98.6 million and $79.5 million, respectively, which were acquired in FDIC-assisted transactions and were accounted for under ASC 310-30 prior to January 1, 2021.
(2)	At December 31, 2021, December 31, 2020 and September 30, 2021, includes foreclosed assets, net of discounts, totaling $498,000, $446,000 and $805,000, respectively, which were acquired in FDIC-assisted transactions. In addition, December 31, 2021, December 31, 2020 and September 30, 2021, includes $1.5 million, $654,000 and $285,000, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2021	2020	2021	2020	2021
Interest Income
Loans	$44,664	$49,510	$186,269	$204,964	$46,536
Investment securities and other	3,284	3,109	12,404	12,739	3,104
	47,948	52,619	198,673	217,703	49,640
Interest Expense
Deposits	2,498	5,719	13,102	32,431	2,925
Short-term borrowings and repurchase agreements	8	7	37	675	10
Subordinated debentures issued to capital trust	111	117	448	628	111
Subordinated notes	1,106	2,198	7,165	6,831	1,671
	3,723	8,041	20,752	40,565	4,717

Net Interest Income	44,225	44,578	177,921	177,138	44,923
Provision (Credit) for Credit Losses on Loans	(3,000)	1,500	(6,700)	15,871	(3,000)
Provision (Credit) for Unfunded Commitments	1,277	—	939	—	643
Net Interest Income After Provision (Credit) for Credit Losses and Provision (Credit) for Unfunded Commitments	45,948	43,078	183,682	161,267	47,280

Noninterest Income
Commissions	287	132	1,263	892	325
Overdraft and Insufficient funds fees	1,870	1,770	6,686	6,481	1,845
POS and ATM fee income and service charges	3,986	3,324	15,029	12,203	3,714
Net gains on loan sales	1,821	2,781	9,463	8,089	2,341
Late charges and fees on loans	293	244	1,434	1,419	481
Net realized gains on sales of available-for-sale securities	—	—	—	78	—
Gain (loss) on derivative interest rate products	(29)	160	312	(264)	45
Other income	970	1,546	4,130	6,152	1,047
	9,198	9,957	38,317	35,050	9,798

Noninterest Expense
Salaries and employee benefits	17,403	17,111	70,290	70,810	17,834
Net occupancy and equipment expense	8,150	6,963	29,163	27,582	7,244
Postage	777	775	3,164	3,069	759
Insurance	767	737	3,061	2,405	775
Advertising	885	817	3,072	2,631	997
Office supplies and printing	210	210	848	1,016	200
Telephone	861	890	3,458	3,794	848
Legal, audit and other professional fees	4,741	533	6,555	2,378	636
Expense on other real estate and repossessions	153	1,077	627	2,023	103
Acquired deposit intangible asset amortization	158	289	863	1,154	158
Other operating expenses	1,679	1,674	6,534	6,363	1,785
	35,784	31,076	127,635	123,225	31,339
Income Before Income Taxes	19,362	21,959	94,364	73,092	25,739
Provision for Income Taxes	4,081	4,172	19,737	13,779	5,375

Net Income and Net Income Available to Common Shareholders	$15,281	$17,787	$74,627	$59,313	$20,364

Earnings Per Common Share
Basic	$1.15	$1.29	$5.50	$4.22	$1.50
Diluted	$1.14	$1.28	$5.46	$4.21	$1.49

Dividends Declared Per Common Share	$0.36	$0.34	$1.40	$2.36	$0.36

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $3.3 million and $2.2 million for the three months ended December 31, 2021 and 2020, respectively. Net fees included in interest income were $11.2 million and $6.6 million for the year ended December 31, 2021 and 2020, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	December 31, 2021(1)	Three Months Ended December 31, 2021			Three Months Ended December 31, 2020
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.29%	$687,229	$6,040	3.49%	$671,257	$7,150	4.24%
Other residential	4.29	742,248	8,398	4.49	968,507	10,905	4.48
Commercial real estate	4.06	1,484,375	15,894	4.25	1,537,916	16,617	4.30
Construction	3.98	685,520	7,751	4.49	665,482	7,658	4.58
Commercial business	4.02	245,370	4,039	6.53	345,472	3,855	4.44
Other loans	4.64	211,180	2,328	4.37	254,179	3,116	4.88
Industrial revenue bonds	4.44	14,285	214	5.95	15,223	209	5.47

Total loans receivable	4.26	4,070,207	44,664	4.35	4,458,036	49,510	4.42

Investment securities	2.42	463,219	3,033	2.60	437,363	3,038	2.76
Other interest-earning assets	0.15	667,022	251	0.15	301,517	71	0.09

Total interest-earning assets	3.58	5,200,448	47,948	3.65	5,196,916	52,619	4.03
Non-interest-earning assets:
Cash and cash equivalents		92,560			94,842
Other non-earning assets		134,051			145,763
Total assets		$5,427,059			$5,437,521

Interest-bearing liabilities:
Interest-bearing demand and savings	0.12	$2,402,713	869	0.14	$2,089,566	1,467	0.28
Time deposits	0.60	1,008,398	1,629	0.64	1,442,088	4,252	1.17
Total deposits	0.26	3,411,111	2,498	0.29	3,531,654	5,719	0.64
Short-term borrowings and repurchase agreements	0.02	140,164	8	0.02	147,875	7	0.02
Subordinated debentures issued to capital trust	1.73	25,774	111	1.71	25,774	117	1.81
Subordinated notes	5.97	73,954	1,106	5.93	148,332	2,198	5.90

Total interest- bearing liabilities	0.38	3,651,003	3,723	0.40	3,853,635	8,041	0.83
Non-interest-bearing liabilities:
Demand deposits		1,104,920			908,226
Other liabilities		43,413			44,511
Total liabilities		4,799,336			4,806,372
Stockholders’ equity		627,723			631,149
Total liabilities and stockholders’ equity		$5,427,059			$5,437,521

Net interest income:
Interest rate spread	3.20%		$44,225	3.25%		$44,578	3.20%
Net interest margin*				3.37%			3.41%
Average interest-earning assets to average interest-bearing liabilities		142.4%			134.9%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)	The yield on loans at December 31, 2021, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended December 31, 2021.

	December 31, 2021(1)	Year Ended December 31, 2021				Year Ended December 31, 2020
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.29%	$678,900	$25,251	3.72%	$652,096	$29,099	4.46%
Other residential	4.29	922,739	40,998	4.44	930,529	43,902	4.72
Commercial real estate	4.06	1,541,095	65,811	4.27	1,526,618	69,437	4.55
Construction	3.98	616,899	27,696	4.49	665,546	32,443	4.87
Commercial business	4.02	279,232	15,403	5.52	325,397	14,070	4.32
Other loans	4.64	220,783	10,347	4.69	283,678	15,184	5.35
Industrial revenue bonds	4.44	14,528	763	5.25	15,395	829	5.38

Total loans receivable	4.26	4,274,176	186,269	4.36	4,399,259	204,964	4.66

Investment securities	2.42	447,943	11,689	2.61	426,383	12,262	2.88
Other interest-earning assets	0.15	552,094	715	0.13	246,110	477	0.19

Total interest-earning assets	3.58	5,274,213	198,673	3.77	5,071,752	217,703	4.29
Non-interest-earning assets:
Cash and cash equivalents		96,989			93,832
Other non-earning assets		131,154			157,842
Total assets		$5,502,356			$5,323,426

Interest-bearing liabilities:
Interest-bearing demand and savings	0.12	$2,316,890	4,023	0.17	$1,867,166	7,096	0.38
Time deposits	0.60	1,161,134	9,079	0.78	1,636,205	25,335	1.55
Total deposits	0.26	3,478,024	13,102	0.38	3,503,371	32,431	0.93
Short-term borrowings and repurchase agreements	0.02	145,286	37	0.03	183,498	675	0.37
Subordinated debentures issued to capital trust	1.73	25,774	448	1.74	25,774	628	2.44
Subordinated notes	5.97	119,780	7,165	5.98	115,335	6,831	5.92

Total interest-bearing liabilities	0.38	3,768,864	20,752	0.55	3,827,978	40,565	1.06
Non-interest-bearing liabilities:
Demand deposits		1,061,716			826,900
Other liabilities		44,260			46,111
Total liabilities		4,874,840			4,700,989
Stockholders’ equity		627,516			622,437
Total liabilities and stockholders’ equity		$5,502,356			$5,323,426

Net interest income:
Interest rate spread	3.20%		$177,921	3.22%		$177,138	3.23%
Net interest margin*				3.37%			3.49%
Average interest-earning assets to average interest-bearing liabilities		139.9%			132.5%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)	The yield on loans at December 31, 2021, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See “Net Interest Income” for a discussion of the effect on results of operations for the year ended December 31, 2021.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include core net interest income, core net interest margin, efficiency ratio excluding one-time consulting expense and related contract termination liability, and the tangible common equity to tangible assets ratio.

We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that core net interest income and core net interest margin are useful in assessing the Company’s core performance and trends, in light of the previous changes in estimates of the fair value of the loan pools acquired in the Company’s FDIC-assisted transactions.

We calculate the efficiency ratio excluding the one-time consulting expense and the related contract termination liability by subtracting from the non-interest expense component of the ratio the one-time consulting expense and contract termination fee we incurred in connection with the evaluation of our core and ancillary software and information technology systems. Management believes the efficiency ratio calculated in this manner better reflects our core operating performance and makes this ratio more meaningful when comparing our operating results to different periods.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Core Net Interest Income and Core Net Interest Margin

	Three Months Ended				Year Ended
	December 31,				December 31,
	2021		2020		2021		2020
	(Dollars in thousands)
Reported net interest income/margin	$44,225	3.37%	$44,578	3.41%	$177,921	3.37%	$177,138	3.49%
Less: Impact of FDIC-assisted acquired loan accretion adjustments	178	0.01	942	0.07	1,576	0.03	5,574	0.11
Core net interest income/margin	$44,047	3.36%	$43,636	3.34%	$176,345	3.34%	$171,564	3.38%

Non-GAAP Reconciliation: Efficiency Ratio Excluding One-time Consulting Expense and Related Contract Termination Liability

	Three Months Ended		Year Ended
	December 31, 2021		December 31, 2021
	(Dollars in thousands)
Reported non-interest expense/ efficiency ratio	$35,784	66.98%	$127,635	59.03%
Less: Impact of one-time consulting expense and related contract termination liability	5,318	9.95	5,318	2.46
Core non-interest expense/ efficiency ratio	$30,466	57.03%	$122,317	56.57%

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	December 31,	December 31,
	2021	2020
	(Dollars in thousands)

Common equity at period end	$616,752	$629,741
Less: Intangible assets at period end	6,081	6,944
Tangible common equity at period end (a)	$610,671	$622,797

Total assets at period end	$5,449,944	$5,526,420
Less: Intangible assets at period end	6,081	6,944
Tangible assets at period end (b)	$5,443,863	$5,519,476

Tangible common equity to tangible assets (a) / (b)	11.22%	11.28%